EXHIBIT 99.1

Ceragenix Compound Demonstrates Activity Against MRSA Biofilm

-Over 100 Fold Greater Effect in Eradicating MRSA Biofilm than Vancomycin-

DENVER, CO, May 8, 2006 — Ceragenix Pharmaceuticals, Inc. today announced that in vitro testing performed by MBEC BioProducts (www.mbec.ca)  has shown that its Ceragenin™ compound, CSA-13, was over 100 fold more effective in eradicating a methicillin resistant Staphylococcus aureus (MRSA) biofilm than vancomycin. Biofilms are slime-like colonies of bacteria that are responsible for many of the nearly one million medical device related infections each year and are believed to be responsible for approximately 65 percent of chronic infections.

The testing was performed by MBEC BioProducts, an independent testing laboratory located in Calgary, Canada, that has developed specialized methods and devices for testing the efficacy of compounds against biofilms. The device used in the testing allows the growth of biofilms from the same organism, such as Staphylococcus, in multiple wells for side-by-side comparisons of antimicrobial drugs in varying concentrations. Using the MBEC™ Assay, an MRSA biofilm was grown for 24 hours and then exposed to various concentrations of CSA-13 and Vancomycin. While Vancomycin is highly potent against free living or planktonic MRSA bacteria, it is unable to eradicate the MRSA bacteria in the form of biofilms. In contrast, CSA-13 was able to completely eradicate the MRSA biofilm at a very low concentration and showed a greater than 100 fold effect in this model relative to Vancomycin.

MRSA infections are of growing concern as approximately 70 percent of all staphylococcus infections in persons admitted to hospitals are now resistant to the methicillin class of antibiotics. MRSA infections may be spread by close physical contact with infected persons or by contact with towels, wrestling mats or even computer keyboards on which the bacteria are present. In the case of medical device infections, bacteria from the patient’s own skin or from health care workers can colonize medical devices, causing life-threatening infections.

“We are very pleased with the results of this testing,” stated Steven Porter, Ceragenix’s Chairman and CEO. “Ceragenix continues to pursue the  development of an antimicrobial coating that may be applied to medical devices to help reduce the morbidity and mortality caused by infections related to their use.”

Ceragenix previously announced that it had entered into a Cooperative Research and Development Agreement with the US Centers for Disease Control and Prevention (CDC) to study the efficacy of its antimicrobial coating technology. That work is currently ongoing.

About Ceragenins™

Ceragenins™, or CSAs, are synthetically produced small molecule chemical compounds comprised of a sterol backbone with amino acids and other chemical groups attached to them. These compounds have a net positive charge that is electrostatically attracted to the negatively charged cell membranes of certain viruses, fungi and bacteria. CSAs have a high binding affinity for such membranes (including Lipid A) and are able to rapidly disrupt the target membranes leading to rapid cell death. While CSAs have a mechanism of action that is also seen in antimicrobial peptides, which form part of the body’s innate immune system, they avoid many of the difficulties associated with their use as medicines.

About CERAGENIX

Ceragenix Pharmaceuticals, Inc. (OTCBB: CGXP - News) is a biopharmaceutical company that discovers, develops and commercializes novel anti-infective drugs based on its proprietary class of compounds, Ceragenins™ (or

CSAs). Active against a broad range of gram positive and negative bacteria, these agents are being developed as anti-infective medical device coatings (Ceracides™) and as therapeutics for antibiotic-resistant organisms.

Ceragenix further owns exclusive rights to Barrier Repair Technology for the treatment of dermatological disorders including atopic dermatitis, neonatal skin disorders and others. Ceragenix’s patented Barrier Repair Technology, invented by Dr. Peter Elias and licensed from the University of California, is the platform for the development of two prescription topical creams—EpiCeram® and NeoCeram®. Ceragenix recently received 510K marketing clearance from the U.S. Food and Drug Administration for its EpiCeram® Skin Barrier Emulsion to improve dry skin conditions and to relieve and manage the burning and itching associated with various dermatoses including atopic dermatitis, irritant contact dermatitis, radiation dermatitis, and other dry skin conditions by maintaining a moist wound and skin environment. For additional information on Ceragenix, please visit www.ceragenix.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, the following: the ability of the Company to raise sufficient capital to finance its planned activities, receiving the necessary marketing clearance approvals from the United States Food and Drug Administration (the “FDA”), successful clinical trials of the Company’s planned products, the ability of the Company to commercialize its planned products, market acceptance of the Company’s planned products, the Company’s ability to successfully develop its licensed compounds, alone or in cooperation with others, into commercial products, the ability of the Company to successfully prosecute and protect its intellectual property, and the Company’s ability to hire, manage and retain qualified personnel. The aforementioned factors do not represent an all inclusive list. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained in this press release. In particular, important factors that could cause actual results to differ materially from our forward-looking statements include general economic factors, business strategies, the state of capital markets, regulatory conditions, and other factors not currently known to us, may be significant, now or in the future, and these factors may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this press release and in other documents that we file from time to time with the Securities and Exchange Commission including our Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-KSB to be filed in 2006. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

Ceragenix

Steven S. Porter, 720-946-6440

or Robert Stanislaro

Financial Dynamics

(212) 850-5657

End of Filing